UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/03/2012

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 3, 2012, Identive Group, Inc. ("Identive" or the "Company") and Mr. Melvin Denton-Thompson, the Company's Chief Financial Officer, entered into an amendment to his Executive Employment Agreement (the "Amendment"), effecting a transition of his role from Chief Financial Officer and Company Secretary to Executive Vice-President, Special Projects, on July 1, 2012. Mr. Denton-Thompson will be resigning from the Company in order to pursue other interests. In order to facilitate a smooth transition of his role and responsibilities, the Company and Mr. Denton-Thompson have agreed that the term of his employment agreement will expire on March 31, 2013. His current rate of compensation, benefits and other key terms of employment will remain unchanged. A copy of the Amendment is filed with this Report as Exhibit 10.1 and incorporated herein by reference.

In addition, on May 3, 2012, the Company entered into an Executive Employment Agreement with David Wear (the "Agreement"). Under the Agreement, Mr. Wear will serve as the Executive Vice-President, Finance, of the Company effective May 3, 2012, and will assume the title of Executive Vice-President, Chief Financial Officer and Company Secretary on July 1, 2012.

From March 1995 to September 2010, Mr. Wear, 44, worked with United Technologies ("UTC") and certain of its acquired entities. During his employment with United Technologies, Mr. Wear served most recently as Finance Transformation Director for UTC's UK Fire and Security business from August 2008 to September 2010, where he provided oversight to restructuring programs targeting 30 million British Pounds ("GBP") of annual savings. From February 2003 through July 2008, Mr. Wear served as Regional CFO for Asia, and subsequently for EMEA, for the Security business, responsible for implementing US GAAP accounting and Sarbanes-Oxley processes, as well as establishing operating metrics and quality programs for financial entities following UTC's acquisition of Chubb plc. From January 2001 to January 2003, Mr. Wear was CFO, Greater China, for Chubb, and from January 1998 to December 2000 he held various regional and divisional CFO roles for Williams plc, Chubb's previous parent company.   He qualified as a Chartered Management Accountant in 1991.

There are no family relationships between Mr. Wear and any executive officers or directors of the Company, nor any arrangement or understanding between him and any other person pursuant to which he was selected to be an officer of the Company.

Under the Agreement, Mr. Wear will be based in the Company's European offices and may maintain a home office at his residence in England. Mr. Wear will be paid an annual base salary of GBP 200,000 (approximately $318,116), and the Company will reimburse Mr. Wear's reasonable travel and communication costs to the Company's offices outside of England. On May 3, 2012, Mr. Wear will be granted options to purchase 25,000 shares of the Company's common stock at an exercise price equal to the closing price of such stock on the NASDAQ Stock Market on such date and will be eligible to participate in the Company's bonus program for core management executive officers and benefit programs, as in effect from time to time. Mr. Wear will also be provided a Company car in accordance with applicable Company policy.

The initial term of the Agreement is 36 months, and may be extended by mutual agreement at any time prior to the expiration of the initial term. The Company or Mr. Wear may terminate the Agreement at any time without cause upon 12 months' prior written notice. From the time of such notice to the end of the 12-month notice period, Mr. Wear would continue to receive his then-current fixed salary and any bonus payments. The Company may terminate the Agreement for cause at any time without notice and without any payment in lieu of notice. Under the terms of the Agreement, if the Company (or its successor) terminates Mr. Wear without cause within 12 months following a Change of Control, as defined in the Agreement, and Mr. Wear executes a general release which is not revoked on or before 60 days following the date of termination, then: (i) Mr. Wear will be entitled to receive a severance payment equal to 200 percent of his then-current fixed salary on the 60th day following the date of termination; and (ii) all equity awards granted prior to the Change of Control which would have become vested and exercisable within 18 months following the date of termination shall accelerate and become vested and exercisable as of the 60th day following the date of termination. The foregoing Change of Control provisions may be subject to a future shareholder advisory vote in accordance with Section 14A of the Securities Exchange Act of 1934, as amended.

The Agreement contains customary provisions relating to confidential information, non-competition and non-solicitation. A copy of the Agreement is filed with this Report as Exhibit 10.2 and is incorporated herein by reference.

Item 8.01.    Other Events

A copy of a press release relating to the change in Mr. Denton-Thompson's role and the appointment of Mr. Wear is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
Exhibit
No.                Description

10.1        Amendment to Executive Employment Agreement, dated as of May 3, 2012, by and between Identive Group, Inc. and Melvin Denton-Thompson.

10.2        Executive Employment Agreement, dated as of May 3, 2012, by and between Identive Group, Inc. and David Wear.

99.1        Press Release, dated May 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: May 03, 2012	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Amendment to Executive Employment Agreement, dated as of May 3, 2012, by and between Identive Group, Inc. and Melvin Denton-Thompson.
EX-10.2	Executive Employment Agreement, dated as of May 3, 2012, by and between Identive Group, Inc. and David Wear.
EX-99.1	Press release dated May 3, 2012